Exhibit 10.1

CHANGE-IN-CONTROL SEVERANCE PAY AND EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 22nd day of November, 2002, by and between ESCHELON TELECOM, INC., a Delaware corporation (the “Company”) and RICHARD A. SMITH (the “Officer”).

RECITALS

A.                                   The Officer is the President and Chief Operating Officer of the Company as of the date of this Agreement, and has been an employee of the Company since October 8, 1998.

B.                                     The Board of Directors of the Company desires to retain the Officer in the employ of the Company.

C.                                     The Board of Directors believes that it is essential to preserve and maintain the stability and continuity of management of the Company by providing the Officer with economic and other security from the uncertainty of risks inherent in a potential sale or merger of the Company which might jeopardize the Officer’s employment.

NOW THEREFORE, in consideration of the foregoing and of the mutual promises of the parties hereto, the Company and the Officer agree as follows:

1.                                       Terms of Employment

(a)                                  As compensation for his services hereunder, during the Officer’s employment as President and Chief Operating Officer, the Company agrees to pay the Officer a base salary at the rate of Two Hundred Twenty Thousand Four Hundred and Seventy-three Dollars ($220,473) per annum, payable in accordance with the Company’s normal payroll schedule, or on such other periodic basis as may be mutually agreed upon.  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.  The Officer’s salary shall be subject to annual review based on corporate policy and contributions made by the Officer, with non-guaranteed increases each year consistent with other Company executives.

(b)                                 The Officer shall be eligible to receive an annual cash bonus award based upon performance metrics set by the Chief Executive Officer and Board of Directors.  Upon satisfaction of the performance metrics, the Officer shall receive one of three bonuses: (1) the base bonus of sixty percent (60%) of the Officer’s then current annual base salary, (2) the target bonus of ninety percent (90%) of the Officer’s then current annual base salary, and (3) the stretch bonus of one hundred and twenty percent (120%) of the Officer’s then current annual base salary.  No bonus is guaranteed and any bonus is expressly conditioned upon the Officer and the Company satisfying the performance metrics set by the Chief Executive Officer and Board of Directors.

(c)                                  The Officer may be eligible to receive stock options/equity in the Company.  The terms and conditions governing eligibility for, entitlement to, and receipt of any options or other form of equity in the Company shall be governed by a Stock Option Plan and Option Grant Agreement, to be executed by the Officer and the Company.

(d)                                 In addition to the compensation provided for above, the Company agrees to pay or to reimburse the Officer during his employment for all reasonable, ordinary and necessary, properly vouchered, client-related business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy in effect from time to time, provided, however, that the amount available to the Officer for such travel, entertainment and other expenses may require advance approval by the Chief Executive Officer.  The Officer shall submit vouchers and receipts for all expenses for which reimbursement is sought.

(e)                                  During each calendar year, the Officer shall be entitled to the standard amount of vacation provided by the Company for senior level executives.

(f)                                    In addition to the compensation provided herein, the Officer shall be entitled to the benefits available generally to Company employees pursuant to Company programs, including, by way of illustration, personal leave, paid holidays, sick leave, profit-sharing, 401(k) participation (40% match up to a maximum of $6,000 annually), disability, dental, vision, group sickness, accident or health insurance programs of the Company which may now or, if not terminated, shall hereafter be in effect, or in any other or additional such programs which may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, as determined by the Company and the terms hereof, subject to the applicable terms and conditions of the benefit plans in effect at that time.

2.                                       Employment Period; Termination.

(a)                                  As noted above, the Officer is employed by the Company as of the date of this Agreement; the Officer’s employment shall continue until terminated upon the earlier to occur of the following events:  (i) the close of business on November 22, 2005 (the “Initial Term”) or (ii) the death or permanent disability (as described below) of the Officer.  This Agreement may be renewed by mutual agreement of the parties

(b)                                 The Officer may terminate the employment relationship at any time for any reason by giving the Company written notice at least thirty (30) days prior to the effective date of termination.  The Company, at its election, may (i) require Officer to continue to perform his duties hereunder for the full thirty (30) day notice period, or (ii) terminate Officer’s employment at any time during such thirty (30) day notice period, provided that any such termination shall not be deemed to be a termination of Officer’s employment by the Company without Cause.  Unless otherwise provided by this Section, all compensation and benefits paid by the Company to the Officer shall cease upon his last day of employment.  The obligations imposed on Officer with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

(c)                                  If the Officer’s employment is terminated for “cause,” the Officer will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination.  As used in this Agreement, the term “cause” shall include a termination for insubordination; dishonesty (including but not limited to any acts of embezzlement or misappropriation of funds); fraud; serious dereliction of fiduciary obligation; criminal activity; moral turpitude; conviction of a felony, plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude; a willful unauthorized disclosure of confidential information belonging to the Company, or entrusted to the Company by a client, customer, or other third party; a violation of any material Company rule, regulation or policy; any act materially adverse to the interests of the Company; material neglect of the Company’s business; repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of his duties under this Agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of his duties under this Agreement; engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace; or a material breach of any promise or obligation under this Agreement, including, without limitation, a refusal to substantially perform the Officer’s duties hereunder, except in the event that the Officer becomes permanently disabled as set forth in paragraph 2(e), below Anything herein to the contrary notwithstanding, the Company shall provide Officer with written notice prior to terminating Officer’s employment for “cause” under any other circumstance where the conduct constituting “cause” is reasonably open to a cure (for instance, where the “cause” does not involve a violation of trust or otherwise adversely affect the relationship between you and the Company on a going-forward basis), setting forth the exact nature of any alleged breach and the conduct required to cure such breach.  Officer shall have fifteen (15) days from the giving of such notice within which to cure.

(d)                                 Upon fifteen (15) days written notice, the Company shall retain the right to terminate the Officer without cause.  If the Officer’s employment is terminated by the Company without cause, the Officer shall continue to receive his base salary for a period of fifteen (15) months (the “Severance Period”).  During the Severance Period, the Company shall continue medical benefits for the Officer by paying the premium for Officer’s health insurance continuation coverage under COBRA to the extent the Officer elects COBRA coverage (or continue to contribute the employer portion of the premium normally paid by the Company for its current employees).  Furthermore, the obligations imposed on Officer with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

(e)                                  In the event the Officer becomes permanently disabled during employment with the Company, the Company may terminate this Agreement by giving thirty (30) days notice to the Officer of its intent to terminate, and unless the Officer resumes performance of his duties within fifteen (15) days of the date of the notice and continues performance for the remainder of the notice period, this Agreement shall terminate at the end of the thirty (30) day period.  The Officer will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination.  “Permanently disabled” for the purposes of this Agreement means the inability, due to physical or mental ill health, to perform the essential functions of Officer’s job, with or without a reasonable accommodation, for ninety (90) days during any one employment year irrespective of whether such days are consecutive.

(f)                                    This Agreement will terminate immediately upon the Officer’s death and the Company shall not have any further liability or obligation to the Officer, his executors, heirs, assigns or any other person claiming under or through his estate, except that Officer’s estate shall receive any accrued but unpaid salary or bonuses.

(g)                                 If the Agreement expires at the end of the Initial Term or any Renewal Term after proper advance notice by either party of its/his intent not to renew, the Agreement shall expire and Officer shall not be entitled to any Termination Compensation or severance of any kind, except as required by law.

3.                                       Eligibility for Severance Pay.  In addition to the foregoing, the Officer shall be eligible to receive severance pay, in the amounts and at the times described in paragraph 3, if:

(a)                                  the Officer’s employment with the Company and all of its subsidiaries (if any) is terminated within 24 months after there has been a “change in control,” as such term is hereinafter defined; and

(b)                                 the Officer’s termination of employment was not:

(i)                                     for conduct involving willful misconduct (such as commission by the Officer of a felony or a common law fraud against the Company) which is detrimental in a significant way to the business of the Company or any of its subsidiaries; or

(ii)                                  on account of the Officer’s voluntary resignation; provided that a resignation shall not be considered to be voluntary for the purposes of this Agreement if it occurs under the circumstances described in paragraph11(a), or if, subsequent to the change in control, there has been:   (1) a reduction of 25% or more in the Officer’s annual compensation; or (2) a change in the place in which the Officer is required to perform his duties, if the new place is more than 50 miles from the place Officer performed his services immediately prior to the “change in control”.

4.                                       Change in Control.  For the purposes of this Agreement, a “change in control” shall be deemed to have occurred if:

(a)                                  there occurs any sale or other disposition to a person unrelated to the Company or any of the holders of its securities of (I) representing, after sale or disposition, more than 50% of the outstanding voting securities of the Company as measured by voting power on an as if converted basis or (ii) more than 50% of the aggregate assets of the Company and its subsidiaries, in the single transaction or series of transactions; or

(b)                                 the Company or any combination of the Company and its subsidiaries aggregating more than fifty percent (50%) of the consolidated assets of the Company and its wholly-owned subsidiaries becomes a party to any merger or consolidation (excluding a merger or consolidation where the Company or one of such subsidiaries is the surviving corporation);

5.                                       Certain Change in Control and Severance Payments.  In the event of a qualifying change of control, the Officer shall receive the following payments:

(a)                                  a lump sum cash payment, no later than 30 days after the date on which the Officer’s employment terminates, in an amount equal to two times the Officer’s average annual compensation (as defined below); and

(b)                                 continuation of coverage under the Company’s group medical, group life, and group long-term disability plans, if any, and under any individual policy or policies of life insurance maintained by the Company, with the same rate of employer contributions as for active employees, until the earlier to occur of:

(i)                                     the expiration of 24 months from the date on which the Officer’s employment terminates; or

(ii)                                  the date on which the Officer obtains comparable coverage provided by a new employer; and

(c)                                  a lump sum cash payment, payable no later than 30 days after the date on which the Officer’s employment terminates, in an amount equal to the sum of:

(i)                                     the amount by which the fair market value of that number of shares of stock subject to any stock option which is forfeited or which otherwise becomes nonexercisable by the Officer by reason of the termination of his or her employment (determined as of the date of such termination) exceeds the option price for such shares; and

(ii)                                  such additional amounts (or the fair market value of such additional property) in excess of the amount determined pursuant to subparagraph (I) that would have been paid or distributed to the Officer upon the exercise of any such forfeited stock options, had such options been exercisable, and exercised, by the Officer as of the date his or her employment terminated.

It is understood and agreed that the payment provided in this Section 5(c) is expressly conditioned upon the Officer’s inability to exercise his options subsequent to termination of his employment under the provisions of the Officer’s stock option agreements.

For purposes of this paragraph 5, the term “average annual compensation” shall mean the higher of: (i) the average rate of annual salary payable to the Officer for the calendar year in which the Officer’s employment terminates and for the two immediately preceding calendar years, plus the average annual bonus or incentive payments awarded to the Officer for the same three calendar years or (ii) $200,000; provided, that if bonus or incentive compensation awards have not been determined for the calendar year in which the Officer’s employment terminates prior to the date of such termination, such average shall be determined using the bonuses or incentive payments awarded to the Officer for the three calendar years immediately preceding the year in which the Officer’s employment terminates. The Officer’s average annual compensation shall be determined prior to any reduction for deferred compensation, “401(k)” plan contributions, and similar items, and any reduction in the Officer’s rate of salary occurring within 24 months after a change in control shall be disregarded.  In addition, the insurance coverage provided under this paragraph shall be governed by the insurance coverage provided to such Officer immediately prior to any reduction in such coverage occurring within 24 months after any change in control.

6.                                       “Floor” Value of Options Upon a Change in Control.          In consideration of the value that the Officer brings to Eschelon Telecom, Inc., if a change in control occurs on or before November 22, 2005, then the Officer may put any number of his options to the Company in exchange for a single lump sum payment of up to $1,750,000 (the “Officer Option Payment”); provided, however, that the Officer Option Payment shall be zero if Bain Capital, Wind Point Partners, and Stolberg Equity Partners (the “Investors”) collectively fail to receive at least $35,000,000 (or their pro-rata investment back if less than 100% is sold).  If, however, the Investors receive $35,000,000 (or their pro-rata investment back if less than 100% is sold), then the Officer Option Payment shall be $750,000; the Officer Option Payment shall increase proportionally with the increased return to the Investors up to the maximum which will be paid to the Officer upon return to the Investors in the amount of $70,000,000 (or 2X their pro-rata investment back if less than 100% is sold).  The foregoing calculations are premised upon the Officer exercising the put right with respect to all of his options; the actual value of any payment to the Officer pursuant to this section shall be proportionate to the percentage of available option shares put by the Officer.

7.                                       No Funding of Severance Pay.  Nothing herein contained shall require or be deemed to require the Company or a subsidiary to segregate, earmark, or otherwise set aside any funds or other assets to provide for any payments required to be made hereunder, and the rights of the terminating Officer to severance pay hereunder shall be solely those of a general, unsecured creditor of the Company.

8.                                       Death.  In the event of the Officer’s death, any amount or benefit payable or distributable to the Officer pursuant to paragraph 3(a) and 3(b) shall be paid to the beneficiary designated by the Officer for such purpose in the last written instrument, if any, received by the Boards of Directors of the Company prior to the Officer’s death, or, if no beneficiary has been designated, to the Officer’s estate.  In addition, all granted but unvested options shall immediately vest and the estate will not be required to exercise the options immediately.

9.                                       Rights in the Event of Dispute.  If a claim or dispute arises concerning the rights of the Officer or a beneficiary to benefits under this Agreement, regardless of the party by whom such claim or dispute is initiated, the prevailing party in such dispute shall be entitled to recover its legal expenses, including reasonable attorneys’ fees, court costs, and ordinary and necessary out-of-pocket costs of attorneys incurred in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling such claim or dispute; provided, that:

(a)                                  the prevailing party obtains a judgment in its favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise; and provided further, that

(b)                                 in the case of any claim or dispute initiated by the Officer, such claim shall be made, or notice of such dispute given, with specific reference to the provisions of this Agreement, to the Board of Directors of the Company within one year after the occurrence of the event giving rise to such claim or dispute.

10.                                 Amendment.  This Agreement may not be amended or modified except by a written instrument signed by both parties as of a date contemporaneous herewith or subsequent hereto.

11.                                 No Obligation to Mitigate Damages.  In the event the Officer becomes eligible to receive benefits hereunder the Officer shall have no obligation to seek other employment in an effort to mitigate damages.  To the extent the Officer shall accept other employment after the termination of his employment, the compensation and benefits received from such employment shall not reduce any compensation and benefits due under this Agreement, except as provided in paragraph 3(b).

12.                                 Other Benefits.                The benefits provided under this Agreement shall, except to the extent otherwise specifically provided herein, be in addition to, and not in derogation or diminution of,  any benefits that the Officer or the Officer’s beneficiary may be entitled to receive under any other plan or program now or hereafter maintained by the Company or by any of its subsidiaries.

13.                                 Successors.

(a)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and the Officer, such obligations have been assumed by the successor as a matter of law.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (unless the foregoing opinion is rendered to the Officer) shall entitle the Officer to terminate his or her employment and to receive the payments provided for in paragraph 3 above; provided that Officer has given notice of such failure to the Company after such effectiveness and such agreement is not so assumed within ten (10) days after the Company’s receipt of such notice.  As used in this Agreement, “Company” shall mean the Company, as presently constituted, and any successor to its business and/or assets which executes and delivers the agreement provided for in this paragraph 11 or which otherwise becomes bound by all the terms and provisions of this Agreements as a matter of law.

(b)                                 The Officer’s rights under this Agreement shall inure to the benefit of, and shall be enforceable by, the Officer’s legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

14.                                 Notices.  Any notices referred to herein shall be in writing and shall be sufficient if delivered in person or sent by U.S. registered or certified mail to the Officer at his address on file with the Company (or to such other address as the Officer shall specify by notice), or to the Company at 730 Second Avenue South, Suite 1200, Minneapolis, Minnesota 55402-2456  Attn: Chief Executive Officer.

15.           Waiver.  Any waiver of any breach of any of the provisions of this Agreement shall not operate as a waiver of any other breach of such provisions or any other provisions, nor shall any failure to enforce any provision of this Agreement operate as a waiver of any party’s right to enforce such provision or any other provision.

16.           Severability.  If any provision of this Agreement or the application thereof is held invalid or unenforceable by a court of competent jurisdiction, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

17.           Governing Law.            The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Minnesota, except to the extent superseded by applicable federal law.

18.           Headings.  The headings and paragraph designations of this Agreement are included solely for convenience of reference and shall in no event be construed to affect or modify any provisions of this Agreement.

19.           Gender and Number.  In this Agreement where the context admits, words in any gender shall include the other genders, words in the plural shall include the singular, and words in the singular shall include the plural.

The parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:		ESCHELON TELECOM, INC.

	By	/s/ Cliff D. Williams
Cliff D. Williams
Chief Executive Officer

OFFICER:

/s/ Richard A. Smith
Richard A. Smith
President and
Chief Operating Officer